Exhibit 3

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

between

the Voting trust

created by the Amended and Restated Voting Trust Agreement, dated March 5, 2025

and

Central bancompany, Inc.

Dated as of November 21, 2025

TABLE OF CONTENTS

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REGISTRATION RIGHTS AGREEMENT

Registration Rights Agreement, dated November 21, 2025 (this “Agreement”), by and between the Voting Trust (as defined below), Central Bancompany, Inc., a Missouri corporation (the “Company”), and any Voting Trust Holder (as defined below) who becomes a party to this Agreement by executing a Joinder Agreement (as defined below).

WHEREAS, pursuant to Section 18 of the Voting Trust Agreement (as defined below), the Company and the Voting Trust (as defined below) agreed to enter into a registration rights agreement granting certain eligible Voting Trust Members (as defined below) registration rights with respect to the shares of Common Stock they beneficially own; and

WHEREAS, the Company has decided to pursue an IPO of its Class A Common Stock, par value $0.01 per share (the “Common Stock”), of the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and in full satisfaction of the Company and the Voting Trust’s respective obligations under Section 18 of the Voting Trust Agreement, the Company and the Voting Trust hereby agree as follows:

Section 1.                Certain Definitions. In this Agreement, the following terms shall have the meanings assigned below:

“Affiliate” means, with respect to a specified Person, any specified Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble and includes all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing.

“beneficially own” means, with respect to any Person, securities of which such Person or any of such Person’s Affiliates, directly or indirectly, has “beneficial ownership” as determined pursuant to Rule 13d-3 and Rule 13d-5 of the Exchange Act, including securities beneficially owned by others with whom such Person or any of its Affiliates has agreed to act together for the purpose of acquiring, holding, voting or disposing of such securities; provided that a Person shall not be deemed to “beneficially own” (i) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates until such tendered securities are accepted for payment, purchase or exchange, (ii) any security as a result of an oral or written agreement, arrangement or understanding that gives such Person the right to vote such security (1) pursuant to the Voting Trust Agreement or (2) if such agreement, arrangement or understanding: (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act, and (B) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report).

“Blackout Period” has the meaning set forth in Section 4(b)(i).

“Common Stock” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Preamble.

“Demand Notice” has the meaning set forth in Section 2(a).

“Demand Registration” has the meaning set forth in Section 2(a).

“Demand Registration Statement” has the meaning set forth in Section 2(a).

“Demand Request” has the meaning set forth in Section 2(a)

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form S-1” means a registration statement on Form S-1 under the Securities Act or such successor forms thereto permitting registration of securities under the Securities Act.

“Form S-3” means a registration statement on Form S-3 under the Securities Act or such successor forms thereto permitting registration of securities under the Securities Act.

“Form S-3 Eligibility Date” means November 19, 2026.

“full trading day” has the meaning set forth in Section 4(b)(i).

“Governmental Authority” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or self-regulatory organization with competent jurisdiction.

“Initial S-3 Registration Statement” has the meaning set forth in Section 3(a).

“IPO” means the initial public offering and sale of shares of Common Stock of the Company registered with the SEC.

“IPO Lockup” means the restrictions contained in the IPO Underwriting Agreement and Section 18(a) of the Voting Trust Agreement (or, in each case, agreements contemplated therein) on offers, sales and registrations of Common Stock and related matters following the pricing of the IPO, after giving effect to any waivers, modifications or terminations of such restrictions.

“IPO Underwriting Agreement” means the Underwriting Agreement, dated November 19, 2025, among the Company and Morgan Stanley & Co. LLC and Keefe, Bruyette & Woods, Inc., as representatives of the several underwriters named in Schedule I thereto, relating to the IPO.

“Joinder Agreement” means the joinder agreement in form and substance of Exhibit A attached hereto.

“Minimum Amount” means $25 million, unless, at any time, the total number of all remaining shares of Registrable Securities would, if fully sold, yield gross proceeds to the Voting Trust Holders of less than such amount, in which case the “Minimum Amount” shall mean the gross proceeds to be realized upon the sale of all such remaining Registrable Securities.

“Participating Voting Trust Holders” has the meaning set forth in Section 5(a)(i).

“Permitted Transferee” means any person to whom a Permitted Transfer has been made.

“Permitted Transfers” means, in the case of any Voting Trust Holder, a transfer of such Voting Trust Holder’s interest in Registrable Securities held in trust by the Voting Trust (i) to any immediate family member of such Voting Trust Holder, or to any trust for the direct or indirect benefit of the Voting Trust Holder or the immediate family of such Voting Trust Holder or any of their respective successors upon death (for purposes of this clause (i), “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships), (ii) to any beneficiary of such Voting Trust Holder pursuant to a will other testamentary document or applicable laws of descent, (iii) to such Voting Trust Holder’s Affiliates or to any investment fund or other entity controlled or managed by such Voting Trust Holder, or (iv) to any other transferees with the prior written consent of the Company; provided, in each case, that such transfers are in compliance with the Voting Trust Agreement, as applicable.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporate organization, association, corporation, institution, public benefit corporation, Governmental Authority or any other entity.

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement, as amended or supplemented by any free writing prospectus, whether or not required to be filed with the SEC, prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Registrable Securities” means, at any time, (i) all Common Stock held for the benefit of the Voting Trust Holders through the Voting Trust as of the date hereof, (ii) any securities of the Company issued or issuable after the date hereof with respect to the Common Stock referred to in clause (i) by way of stock dividend or stock split or in connection with a combination of stock, recapitalization, merger, consolidation or other reorganization or otherwise that are automatically or promptly contributed to the Voting Trust and (iii) securities issued by the issuer thereof in exchange for or in replacement of any securities referred to in clauses (i) and (ii); provided, however, that any and all such Common Stock and other securities referred to in clauses (i), (ii) and (iii) shall cease to be Registrable Securities if and when such securities (1) have been sold pursuant to an effective registration statement or Rule 144 under the Securities Act, (2) have been sold to someone other than a Voting Trust Holder in a transaction where a subsequent public distribution of such securities would not require registration under the Securities Act, (3) are withdrawn from the Voting Trust, (4) become eligible for sale pursuant to Rule 144 under the Securities Act without volume or manner-of-sale restrictions or (5) are no longer outstanding (or any combination of clauses (1), (2), (3), (4) and (5)).

“Registration Expenses” has the meaning set forth in Section 6(a).

“Registration Statement” means any registration statement of the Company that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all materials incorporated by reference in such Registration Statement.

“Requesting Holders” has the meaning set forth in Section 2(a).

“Rule 144” means Rule 144 of the Securities Act.

“S-3 Registration” means a registration for resale under the Securities Act on Form S-3 of Registrable Securities hereunder.

“S-3 Registration Statement” has the meaning set forth in Section 3(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Takedown” has the meaning set forth in Section 3(e).

“Shelf Notice” has the meaning set forth in Section 3(e).

“Subsequent S-3 Registration Statement” has the meaning set forth in Section 3(b).

“Suspension Period” has the meaning set forth in Section 4(a).

“Termination Date” means the first date on which there are no Registrable Securities or there is no Voting Trust Holder.

“Trustees” has the meaning set forth in the definition of “Voting Trust Agreement” in this Section 1.

“underwriter” means, with respect to any underwritten offering, a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such securities.

“underwritten offering” means a public offering of securities of the Company registered under the Securities Act in which one or more underwriters participate in the distribution.

“Voting Trust” has the meaning set forth in the definition of “Voting Trust Agreement” in this Section 1.

“Voting Trust Agreement” means the Amended and Restated Voting Trust Agreement, dated March 5, 2025 (such voting trust, the “Voting Trust”), among the Company, the extended members of the Sam Baker Cook family, certain employees, the descendants of former employees and certain other shareholders parties thereto (collectively, the “Voting Trust Members”), and S. Bryan Cook, Robert M. Robuck, and Robert R. Hermann, Jr., as trustees (such trustees, or any successor trustees acting under the Voting Trust Agreement, collectively, the “Trustees”).

“Voting Trust Holder” means each of the Voting Trust Members, and their Permitted Transferees, for so long as such Person shall “beneficially own” any Registrable Securities.

“Voting Trust Members” has the meaning set forth in the definition of “Voting Trust Agreement” in this Section 1.

In addition to the above definitions, unless the context requires otherwise:

(i)             any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

(ii)            “include”, “includes” and “including” shall be construed as inclusive without limitation, in each case notwithstanding the absence of any express statement to such effect, or the presence of such express statement in some contexts and not in others;

(iii)           references to “Section” or the “Preamble” are references to Sections or the introductory paragraph of this Agreement, respectively;

(iv)           references to any Governmental Authority include any successor to such Governmental Authority;

(v)            references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;

(vi)           words such as “herein”, “hereof”, “hereinafter” and “hereby” when used in this Agreement refer to this Agreement as a whole; and

(vii)          references to “business day” mean a business day in The City of New York.

Section 2.                Demand Registrations.

(a)               Right to Request Registration. Subject to the provisions hereof and to the IPO Lockup and continuing until the Form S-3 Eligibility Date, a Voting Trust Holder or group of Voting Trust Holders (the “Requesting Holders”) may at any time request of the Trustees in writing (a “Demand Request”) registration for resale under the Securities Act on Form S-1 of all or part of the Registrable Securities held for the benefit of such Requesting Holders (a “Demand Registration”); provided, however, that (based on the then-current market prices) the number of shares of Registrable Securities included in the Demand Registration would, if fully sold, yield gross proceeds to the Voting Trust Holders of at least the Minimum Amount. Upon receipt of any Demand Request, the Trustees shall promptly provide such Demand Request to the Company in writing, and shall promptly give written notice (a “Demand Notice”) of such Demand Request to the other Voting Trust Holders. Each other Voting Trust Holder that receives a Demand Notice shall have the rights, exercisable by written notice to the Company and the Trustees within ten (10) business days of the Company’s receipt of the Demand Request from the Trustees, to irrevocably elect to include in such Demand Request such portion of its Registrable Shares as it may request. Subject to Sections 2(b), 2(d) and 4 below, the Company shall use reasonable best efforts to (i) file a Registration Statement registering for resale such number of shares of Registrable Securities as requested to be so registered pursuant to this Section 2(a) (a “Demand Registration Statement”) within thirty (30) days after receipt from the Trustees of the Requesting Holders’ request therefor and (ii) cause such Demand Registration Statement to be declared effective by the SEC as soon as practical thereafter. If permitted under the Securities Act, such Registration Statement shall be one that is automatically effective upon filing.

(b)               Number of Demand Registrations. The Company shall not be obligated to effect pursuant to Section 2(a) more than one (1) Demand Registration.

(c)               Priority on Demand Registrations. The Company may include Common Stock other than Registrable Securities in a Demand Registration for any accounts on the terms provided below and, if such Demand Registration is an underwritten offering, only with the consent of the managing underwriters of such offering. If the managing underwriters of the requested Demand Registration advise the Company and the Voting Trust Holders that elected to participate in the Demand Request that in their opinion the number of shares of Common Stock proposed to be included in the Demand Registration exceeds the number of shares of Common Stock that can be sold in such underwritten offering without materially delaying or jeopardizing the success of the offering (including the price per share of the Common Stock proposed to be sold in such underwritten offering), the Company shall include in such Demand Registration (i) first, the number of shares of Registrable Securities which the Voting Trust Holders have elected to include in the Demand Request, and (ii) second, the number of shares of Common Stock proposed to be included therein by any other Persons (including Common Stock to be sold for the account of the Company) allocated among such Persons in such manner as the Company may determine. If the number of shares of Common Stock that can be sold is less than or equal to the number of shares of Common Stock proposed to be registered pursuant to clause (i) above by the Voting Trust Holders, the amount of Common Stock to be sold shall be allocated pro rata among the Voting Trust Holders participating in the Demand Request on the basis of the number of shares of Common Stock that each such Voting Trust Holder elected to include in the Demand Request or as such Voting Trust Holders and the Company may otherwise agree.

(d)               Restrictions on Demand Registrations. The Voting Trust Holders shall not be entitled to request a Demand Registration when the Company is diligently pursuing a primary underwritten offering of Common Stock. Notwithstanding the foregoing, the Company shall not be obligated to take any action that would violate any lockup or similar restriction relating to any Demand Registration or underwritten Shelf Takedown then in effect.

(e)               Selection of Underwriters. If any of the Registrable Securities covered by a Demand Registration is to be sold in an underwritten offering, the Company in consultation with the Trustees shall select the managing underwriter or underwriters to administer the offering.

Section 3.                S-3 Registrations and Takedowns.

(a)               Initial Shelf Registration. Beginning after the Form S-3 Eligibility Date, the Company shall use its reasonable best efforts to qualify and remain qualified to register the offer and sale of securities on Form S-3. Within ninety (90) days after the time that the Company first becomes eligible to use Form S-3, the Company shall use its reasonable best efforts to file a Registration Statement on Form S-3 (the “Initial S-3 Registration Statement”) registering a sufficient number of shares of Common Stock to permit secondary sales of all Registrable Securities then outstanding. The Company shall use its reasonable best efforts to cause the SEC to declare such Initial S-3 Registration Statement effective as soon as practical thereafter.

(b)               Subsequent Shelf Registrations. If the Initial S-3 Registration Statement or any Subsequent S-3 Registration Statement filed pursuant to this Section 3(b) expires before the Termination Date, the Company shall use its reasonable best efforts file another Registration Statement on Form S-3 (each, a “Subsequent S-3 Registration Statement”, and with the Initial S-3 Registration Statement, an “S-3 Registration Statement”) registering a sufficient number of shares of Common Stock to permit secondary sales of all Registrable Securities then outstanding. The Company shall use its reasonable best efforts to cause the SEC to declare such Subsequent S-3 Registration Statement effective as soon as practical after the expiration of the preceding S-3 Registration Statement.

(c)               Shelf Registration Period. In any event, the Company shall use its reasonable best efforts to keep an S-3 Shelf Registration Statement continuously effective, subject to Section 4, until the Termination Date.

(d)               Brokered Transactions. Following the Form S-3 Eligibility Date, any Voting Trust Holder shall be entitled, at any time and from time to time when an S-3 Registration Statement is effective and until the Termination Date, to use an S-3 Registration Statement to transfer all or a portion of such Voting Trust Holder’s Registrable Securities in an unrestricted number of brokered transactions.

(e)               Right to Effect a Shelf Takedown. Following the Form S-3 Eligibility Date and subject to the provisions hereof, a Voting Trust Holder or group of Voting Trust Holders shall be entitled, at any time and from time to time when an S-3 Registration Statement is effective and until the Termination Date, to use an S-3 Registration Statement to conduct an underwritten offering of Registrable Securities (each, a “Shelf Takedown”), but only upon not less than fifteen (15) business days’ prior written notice to the Trustees (a “Shelf Takedown Notice”), and upon receipt of any Shelf Takedown Notice, the Trustees shall promptly provide such Shelf Takedown Notice to the Company in writing, and shall give written notice at least ten (10) business days prior to the anticipated filing date of the prospectus or prospectus supplement relating to such Shelf Takedown to the other Voting Trust Holders. Each other Voting Trust Holder that receives a Shelf Takedown Notice shall have the rights, exercisable by written notice to the Company and the Trustees within five (5) business days, to irrevocably elect to include such in Shelf Takedown such portion of its Registrable Shares at it may requested; provided, however, that (based on the then-current market prices) the number of shares of Registrable Securities included in such Shelf Takedown would yield gross proceeds to the Voting Trust Holders of at least the Minimum Amount.

(f)                Priority on Shelf Takedowns. The Company may include Common Stock other than Registrable Securities in a Shelf Takedown for any accounts with the consent of the managing underwriters of such offering as provided herein. If the managing underwriters of the requested Shelf Takedown advise the Company and the Voting Trust Holders that in their opinion the number of shares of Common Stock proposed to be included in the Shelf Takedown exceeds the number of shares of Common Stock that can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the Common Stock proposed to be sold in such offering), the Company shall include in such Shelf Takedown (i) first, the number of shares of Common Stock that the Voting Trust Holders who have elected to sell shares in such Shelf Takedown propose to sell, and (ii) second, the number of shares of Common Stock proposed to be included therein by any other Persons (including Common Stock to be sold for the account of the Company) allocated among such Persons in such manner as the Company may determine. If the number of shares of Common Stock that can be sold is less than or equal to the number of shares of Registrable Securities proposed to be included in the Shelf Takedown pursuant to clause (i) above, the amount of Common Stock to be so sold shall be allocated to such Voting Trust Holders pro rata on the basis of the number of shares of Common Stock that each such Voting Trust Holder proposes to sell or as such Voting Trust Holders and the Company may otherwise agree.

(g)               Number of Shelf Takedowns. The Voting Trust Holders shall not be entitled to request more than one (1) Shelf Takedown pursuant to Section 3(e) during any 12-month period.

(h)               Restrictions on Shelf Takedowns. The Voting Trust Holders shall not be entitled to request any Shelf Takedown when the Company is diligently pursuing a primary underwritten offering of Common Stock.

(i)                 Selection of Underwriters. In connection with any Shelf Takedown, the Company in consultation with the Trustees shall select the underwriter or underwriters.

Section 4.                Suspension Periods; Blackout Periods.

(a)               Suspension Periods. The Company may (i) delay the filing or amendment of a Registration Statement in connection with a Demand Registration or an S-3 Registration or (ii) prior to the pricing of any underwritten offering or other offering of Registrable Securities pursuant to a Demand Registration or an S-3 Registration, delay such underwritten or other offering (and, if it so chooses, withdraw any registration statement that has been filed), but in each case described in clauses (i) and (ii) only if the board of directors of the Company determines in good faith that the registration or offering to be delayed would, if not delayed, materially adversely affect the Company and its subsidiaries taken as a whole or materially interfere with, or jeopardize the success of, any pending or proposed material transaction, including any material debt or equity financing, any material acquisition or disposition, any material recapitalization or reorganization or any other material transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information or any other reason. Any period during which the Company has delayed a filing or an offering pursuant to this Section 4 is herein called a “Suspension Period.” In no event shall any Suspension Period exceed sixty (60) days, and the number of days covered by any one or more Suspension Periods shall not exceed one hundred twenty (120) days in the aggregate during any rolling period of three hundred sixty-five (365) days. If pursuant to this Section 4 the Company delays a Demand Registration requested by any Voting Trust Holders, such Voting Trust Holders shall be entitled to withdraw such request and, if so withdrawn, such request shall not count against the limitation on the number of such registrations set forth in Section 2(b). If pursuant to this Section 4 the Company withdraws an S-3 Registration Statement requested by any Voting Trust Holders, the Voting Trust Holders shall be entitled to make a further request for an S-3 Registration pursuant to this Agreement. The Company shall provide prompt written notice to the Voting Trust Holders of Registrable Securities covered by the applicable registration statement of the commencement and termination of any Suspension Period (and any withdrawal of a registration statement pursuant to this Section 4), but shall not be obligated under this Agreement to disclose the reasons therefor. The Voting Trust Holders shall keep the existence of each Suspension Period confidential and refrain from making offers and sales of Registrable Securities (and direct any other Persons making such offers and sales to refrain from doing so) during each Suspension Period.

(b)               Blackout Periods.

(i)                 Any Voting Trust Holder who has executed the joinder agreement set forth in Exhibit A shall not, unless the Company otherwise permits by notice in writing to such Voting Trust Holder, make any offers or sales of Registrable Securities during the period (each a “Blackout Period”) beginning two weeks prior to quarter-end of each fiscal quarter of the Company and ending one full trading day after the Company publicly issues its earnings release for such fiscal quarter (or fiscal year in the case of the fourth fiscal quarter). A “full trading day” after an earnings release means at least one full-day trading session on the Nasdaq Global Select Market shall have elapsed after the public issuance of such earnings release. Notwithstanding this Section 4(b), but subject to the other provisions hereof, Registrable Securities may be offered and sold during a Blackout Period if such offers and sales are made pursuant to a Rule 10b5-1 Plan that has been established outside a Blackout Period.

(ii)              During any Blackout Period, the Company shall not be obligated to file or amend any Registration Statement in connection with a Demand Registration or an S-3 Registration or effect, or take any action to effect, any underwritten offering or other offering of Registrable Securities pursuant to a Demand Registration or an S-3 Registration.

Section 5.                Registration Procedures.

(a)               Whenever any Voting Trust Holders request that any Registrable Securities be registered pursuant to this Agreement, and the Trustees notify the Company of such request, the Company shall use reasonable best efforts to effect, as soon as practical as provided herein, the registration and the sale of such Registrable Securities in accordance with the intended methods of disposition thereof, and, pursuant thereto, the Company shall, as soon as practical as provided herein:

(i)                 subject to the other provisions of this Agreement, use reasonable best efforts to prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and cause such Registration Statement to become effective (unless it is automatically effective upon filing); and before filing a Registration Statement or Prospectus or any amendments or supplements thereto, furnish to the Trustees for the benefit of the Voting Trust Holders for the benefit of which the Registrable Securities covered by such Registration Statement are held (the “Participating Voting Trust Holders”) and the underwriters or other distributors, if any, identified by the Company copies of all such documents proposed to be filed, including documents incorporated by reference in the Prospectus and, if requested by the Trustees, one set of the exhibits incorporated by reference, and the Trustees and a single counsel selected by the Participating Voting Trust Holders shall have a reasonable opportunity to review and comment on the Registration Statement and each such Prospectus (and each amendment or supplement thereto) before it is filed with the SEC, and each Participating Voting Trust Holder shall have the opportunity to object to any information pertaining to the Participating Voting Trust Holders that is contained therein and the Company will make the corrections reasonably requested by the Trustees with respect to such information prior to filing any Registration Statement or Prospectus or any amendment or supplement thereto;

(ii)            use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction in the United States;

(iii)           furnish to the Trustees and each managing underwriter, if any, without charge, conformed copies of each Registration Statement and amendment thereto and copies of each supplement thereto promptly after they are filed with the SEC; and deliver, without charge, such number of copies of the preliminary and final Prospectus and any supplement thereto as the Trustees may reasonably request in order to facilitate the disposition of the Registrable Securities of the Participating Voting Trust Holders covered by such Registration Statement in conformity with the requirements of the Securities Act; provided, that any such document available on the SEC’s EDGAR database shall satisfy any such obligation;

(iv)           furnish to the Trustees and each managing underwriter, if any, without charge, any comments and/or any other correspondence from the SEC or the SEC staff to the Company or its representatives relating any Registration Statement filed hereunder promptly following receipt thereof. The Company shall respond to the SEC or the SEC staff, as applicable, regarding the resolution of any such comments and/or correspondence promptly following receipt thereof and shall use its reasonable best efforts to address such comments in a manner satisfactory to the SEC.

(v)            use reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such U.S. jurisdictions as the Trustees reasonably request and continue such registration or qualification in effect in such jurisdictions for as long as the applicable Registration Statement may be required to be kept effective under this Agreement (provided that the Company will not be required to (1) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (v), (2) subject itself to taxation in any such jurisdiction or (3) consent to general service of process in any such jurisdiction);

(vi)           notify the Trustees, who shall promptly notify the Participating Voting Trust Holders and each distributor of such Registrable Securities identified by the Participating Voting Trust Holders, at any time when a Prospectus relating thereto is required under the Securities Act to be delivered by such distributor, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits a material fact necessary to make the statements therein not misleading, and, at the request of the Trustees, the Company shall use reasonable best efforts to prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

(vii)          in the case of an underwritten offering in which the Participating Voting Trust Holders participate pursuant to a Demand Registration or an S-3 Registration, enter into an agreement containing such provisions (including provisions for indemnification, lockups, opinions of counsel and comfort letters) as are customary and reasonable for an offering of such kind, and take all such other customary and reasonable actions as the managing underwriters of such offering may request in order to facilitate the disposition of such Registrable Securities (including, making members of senior management of the Company available to participate in “road-show” and other customary marketing activities);

(viii)        in the case of an underwritten offering in which the Participating Voting Trust Holders participate pursuant to a Demand Registration or an S-3 Registration, and to the extent not prohibited by applicable law or pre-existing applicable contractual restrictions, (A) make reasonably available, for inspection by one counsel for the Participating Voting Trust Holders, the managing underwriters of such offering and one counsel (and one accountant) for such managing underwriter, pertinent corporate documents and financial and other records of the Company and its subsidiaries and controlled Affiliates, other than those portions of any such documents and records which contain information subject to attorney-client privilege with respect to the Company, (B) cause the Company’s officers and employees to supply information reasonably requested by such counsel for the Participating Voting Trust Holders or such managing underwriters or their counsel in connection with such offering and (C) make the Company’s independent accountants available for any such managing underwriters’ due diligence; provided, however, that such records and other information shall be subject to such confidential treatment as is customary for underwriters’ due diligence reviews;

(ix)            promptly notify the Trustees and the managing underwriters of any underwritten offering:

(1)               when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(2)               of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding the Participating Voting Trust Holders;

(3)               of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement; and

(4)               of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction; and

(x)             generally make available to the Company’s securityholders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act.

(b)               The Company shall use reasonable best efforts to file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and will take such further action as the Trustees shall reasonably request, all to the extent required to enable the Voting Trust Holders to be eligible to sell Registrable Securities pursuant to Rule 144 under the Securities Act prior to the Termination Date.  The Company shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of any Registration Statement, or the suspension of the qualification of any Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension as promptly as practicable and to notify the Trustees and the managing underwriter, if any, of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(c)               The Company may require any Participating Voting Trust Holders and each distributor of Registrable Securities as to which any registration is being effected to furnish to the Company any other information regarding such Person and the distribution of such securities as the Company may from time to time reasonably request.

(d)               Each Participating Voting Trust Holder agrees by having its stock treated as Registrable Securities hereunder that, upon being advised in writing by the Trustees of the occurrence of an event pursuant to Section 5(a)(vi), such Participating Voting Trust Holder will immediately discontinue (and direct any other Persons making offers and sales of Registrable Securities to immediately discontinue) offers and sales of Registrable Securities until it is advised in writing by the Company, including through the Trustees, that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 5(a)(vi), and, if so directed by the Company, including through the Trustees, such Participating Voting Trust Holder will deliver to the Company all copies, other than permanent file copies then in such Participating Voting Trust Holders’ possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 6.                Registration Expenses.

(a)               All of the Company’s expenses incident to any Demand Registration or S-3 Registration, including all expenses incident to the Company’s performance of or compliance with this Agreement, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, Financial Industry Regulatory Authority fees, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the Company and all independent certified public accountants and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”) (but not including any underwriting discounts or commissions attributable to the sale of Registrable Securities or fees and expenses of counsel representing any underwriters or other distributors), shall be borne by the Company.

(b)               The obligation of the Company to bear the expenses described in Section 6(a) shall apply irrespective of whether a registration, once properly demanded or requested, if applicable, becomes effective, is withdrawn or suspended, is converted to another form of registration and irrespective of when any of the foregoing shall occur; provided, however, that Registration Expenses for any Registration Statement withdrawn solely at the request of any Voting Trust Holders (unless withdrawn following commencement of a Suspension Period pursuant to Section 4) shall be borne by such Voting Trust Holders.

Section 7.                Indemnification.

(a)               The Company shall indemnify, to the fullest extent permitted by law, the Trustees, the Voting Trust Holders and each Person who controls the Voting Trust Holders (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable and documented attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as (i) the same are made in reliance and in conformity with information furnished in writing to the Company by the Trustees, the Voting Trust Holders or the underwriters expressly for use therein or (ii) the same are corrected in an amendment or supplement to the Registration Statement or Prospectus and the Trustees, the Voting Trust Holders or any Person who controls the Voting Trust Holders thereafter fails to deliver or cause to be delivered such Registration Statement or Prospectus as so amended or supplemented prior to or concurrently with the Registrable Securities to the Person asserting such loss, claim, damage, liability, judgement cost or expense after the Company has furnished the Trustees, the Voting Trust Holders or such Person who controls the Voting Trust Holders such Registration Statement or Prospectus as so amended or supplemented. In connection with an underwritten offering in which any Voting Trust Holders participate conducted pursuant to a registration effected hereunder, the Company shall indemnify each participating underwriter and each Person who controls such underwriter (within the meaning of the Securities Act) to the same extent as provided above (including the exceptions thereto as applicable to the underwriters) with respect to the indemnification of the Voting Trust Holders, provided, however, that this sentence shall apply only if (based on the current market prices immediately prior thereto) the number of shares of Registrable Securities to be sold in the offering would yield gross proceeds to the Voting Trust Holders of at least the Minimum Amount (or if the Company otherwise approves the offering for purposes of this Section 7).

(b)               In connection with any Registration Statement in which any Voting Trust Holders are participating, such Voting Trust Holders shall furnish to the Company in writing such information and certificates as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus, or amendment or supplement thereto, and shall indemnify, to the fullest extent permitted by law, the Company, its officers and directors and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement or Prospectus, or any amendment or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that the same are made in reliance and in conformity with information furnished in writing to the Company by such Voting Trust Holders expressly for use therein.

(c)               Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person. Failure so to notify the indemnifying Person shall not relieve it from any liability that it may have to an indemnified Person otherwise than under this Section 7. If such defense is assumed, the indemnifying Person shall not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent will not be unreasonably withheld). An indemnifying Person who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel) for all Persons indemnified by such indemnifying Person with respect to such claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any indemnified Person there may be one or more legal or equitable defenses available to such indemnified Person which are in addition to or may conflict with those available to another indemnified Person with respect to such claim, in which case such maximum number of counsel for all indemnified Persons shall be two rather than one). Failure to give prompt written notice shall not release the indemnifying Person from its obligations hereunder. The indemnifying Person shall not consent to the entry of any judgment or enter into or agree to any settlement relating to a claim or action for which any indemnified Person would be entitled to indemnification by any indemnifying Person hereunder unless such judgment or settlement includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, a release, satisfactory in form and substance to such indemnified Person, from all liabilities in respect of such claim or action for which such indemnified Person would be entitled to such indemnification. The indemnifying Person shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified Person unless the indemnifying Person has also consented to such judgment or settlement.

(d)               The indemnification and contribution provided for under this Agreement are in addition to any other liability that the indemnifying Persons may otherwise have to the Indemnified persons and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer, director or controlling Person of such indemnified Person and shall survive the transfer of securities and the Termination Date but only with respect to offers and sales of Registrable Securities made before the Termination Date, and offers and sales of Registrable Securities made pursuant to a Shelf Takedown that has been priced by not completed prior to the Termination Date.

(e)               If the indemnification provided for in or pursuant to this Section 7 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Voting Trust Holders agree that it would not be just and equitable if contribution pursuant to this Section 7(e) were determined by pro rata allocation (even if the Voting Trust Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. The amount paid or payable by an indemnified Person as a result of the losses, claims, damages, liabilities or expenses referred to herein shall be deemed to include any reasonable and documented legal or other fees or expenses reasonably incurred by such indemnified in connection with investigating or, except as provided in Section 7(c), defending any such action or claims. Notwithstanding the provisions of this Section 7(e), no Voting Trust Holder shall be required to contribute an amount greater than the proceeds (net of any underwriting discounts and commission) received by such Voting Trust Holder with respect to the sale of any Registrable Securities. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act ) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Voting Trust Holders’ obligations in this Section 7(e) to contribute shall be several and not joint in proportion to the amount of Registrable Securities registered by them.

Section 8.                Participation in Offerings.

No Person (including any Voting Trust Holder) may participate in any offering pursuant to a registration effected hereunder, or cause the Company to effect any Demand Registration or S-3 Registration, unless such Person (a) has executed the joinder agreement set forth in Exhibit A and, (b) in the case of any underwritten offering pursuant to a registration effected hereunder, (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Voting Trust Holders, in the case of any underwritten offering pursuant to a Demand Registration or any underwritten Shelf Takedown, or by the Company, in any other case, and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents required under the terms of such underwriting arrangements.

Section 9.                Miscellaneous.

(a)               Notices. Unless otherwise provided in this Agreement, all notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be deemed to have been duly given when (i) delivered, (ii) sent by facsimile or electronic mail or (iii) deposited in the United States mail or private express mail, postage prepaid. Such communications must be sent to the Company and the Voting Trust at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to the Company:

Central Bancompany, Inc.
238 Madison Street
Jefferson City, MO 65101
Attention:  Jeremy W. Colbert, Executive Vice President, General Counsel and Corporate Secretary
E-mail:  Jeremy.Colbert@centralbank.net

If to the Voting Trust:

Bryan Cave Leighton Paisner LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, Missouri 63102

Attention: John D. Schaperkotter; Robert J. Endicott

Email: john.schaperkotter@bclplaw.com; rob.endicott@bclplaw.com

(b)               No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)               Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, it being understood that there are no intended third-party beneficiaries hereof.

(d)               Governing Law; Jurisdiction. This Agreement shall be governed and construed according to the laws of the State of Missouri, without reference to its conflicts of law principles. The parties irrevocably submit to the exclusive personal jurisdiction of the state and federal courts of the State of Missouri, Cole County, for any action concerning or relating to this Agreement or it subject matter, and irrevocably waive any objection to forum on inconvenience or other grounds.

(e)               Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

(f)                Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, including by facsimile or by e-mail delivery of a “.pdf” format data file, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed and delivered (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) by each of the parties.

(g)               Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous agreements, negotiations, discussion, understandings, conversations, commitments and writings with respect to such subject matter. The Company and the Trustees acknowledge, agree and confirm that this Agreement is the registration rights agreement contemplated by, and fully satisfies each of the Company and the Voting Trust’s respective obligations under, Section 18 of the Voting Trust Agreement.

(h)               Captions. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Agreement.

(i)                 Severability. In the event any one or more of the provisions contained in this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, or the application of such provisions to persons or circumstances or in jurisdictions other than those as to which have been held invalid, illegal, void or unenforceable, shall remain in full force and effect and not in any way be affected, impaired or invalidated thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal, void or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of invalid, illegal, void or unenforceable provisions.

(j)                 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified, unless such waiver, amendment, supplement or modification is in writing and signed by the Company and the Trustees.

[Signature Page Follows]

IN WITNESS WHEREOF, this Registration Rights Agreement has been duly executed by each of the Company and the Voting Trust as of the date first written above.

CENtral bancompany, inc.

By:	/s/ James K. Ciroli Name: James K. Ciroli Title: Executive Vice President and Chief Financial Officer

VOTING TRUST

By:	/s/ S. Bryan Cook Name: S. Bryan Cook Title: Trustee

By:	/s/ Robert M. Robuck Name: Robert M. Robuck Title: Trustee

By:	/s/ Robert R. Hermann, Jr. Name: Robert R. Hermann, Jr. Title: Trustee

Exhibit A

JOINDER TO THE REGISTRATION RIGHTS AGREEMENT

This joinder agreement (this “Joinder Agreement”) is made as of [               ]. 20[     ] by the undersigned (the “Joining Party”) in accordance with the Registration Rights Agreement dated as of November 21, 2025 (the “Registration Rights Agreement”) between Central Bancompany, Inc. and the Voting Trust, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Registration Rights Agreement.

WHEREAS, pursuant to Section 8 of the Registration Rights Agreement, no Person (including any Voting Trust Holder) may participate in any offering pursuant to a registration effected under the Registration Rights Agreement, or cause the Company to effect any Demand Registration or S-3 Registration unless such Person has executed a joinder agreement;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Joining Party hereby agrees that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Registration Rights’ Agreement as of the date hereof and shall have all of the rights and obligations of a “Voting Trust Holder” thereunder as if it had executed the Registration Rights Agreement and agrees to be bound by all of the terms, provisions and conditions contained in the Registration Rights Agreement (including, for the avoidance of doubt, Sections 4(b), 5(c), 5(d), 6, 7, 8, and 9 of the Registration Rights Agreement), which terms, provisions and conditions are hereby incorporated by reference herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date first written above.

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

The foregoing Joinder Agreement is hereby confirmed and accepted as of the date first written above.

TRUSTEES

By:
Name:

By:
Name:

By:
Name:

CENTRAL BANCOMPANY, INC.

By:
Name:
Title:

[Signature Page to Joinder Agreement]